Exhibit 10.14

Summary of Executive Officer Compensation Arrangements

In addition to the compensation arrangements filed as other exhibits to this annual report, Old Holdco, Inc. (the “Company”) has the following compensation arrangements with its named executive officers.

Compensation Arrangements for Named Executive Officers

The board of directors sets the annual base salary for each of the Company’s chief executive officer, chief financial officer and its next most highly compensated executive officer (such three officers, the “named executive officers”). As of June 1, 2020, the annual base salary rates for the named executive officers were as follows:

Named Executive Officer	Base Salary
J. Pieter Sikkel	$725,000
Joel L. Thomas	$442,385
William L. O’Quinn, Jr.	$345,050